Exhibit 97

Genesco Inc.

Amended and Restated Compensation Recoupment Policy

Section 1. Overview. The purpose of this Amended and Restated Compensation Recoupment Policy of the Company (as amended from time to time, the “Policy”), dated as of October 26, 2023 (the “Adoption Date”) is to describe the circumstances in which current and former Executive Officers will be required to repay or return Erroneously Awarded Compensation to members of the Company Group. The Company has adopted this Policy to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified by Section 10D of the Exchange Act, Exchange Act Rule 10D-1 promulgated thereunder, and the rules and requirements of the NYSE (including Section 303A.14 of the NYSE Listed Company Manual) (such legal requirements, and rules and requirements of the NYSE, collectively, the “SEC/NYSE Clawback Rules”).

Section 2. Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below:

(a) “Accounting Restatement” shall mean an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(e) “Committee” shall mean the Compensation Committee of the Board.

(f) “Common Stock” shall mean the common stock, par value $1.00 per share, of the Company.

(g) “Company” shall mean Genesco Inc., a Tennessee corporation.

(h) “Company Group” shall mean the Company, together with each of its direct and indirect subsidiaries.

(i) “Effective Date” shall mean October 2, 2023 (which is the effective date of the final NYSE listing standards).

(l) “Erroneously Awarded Compensation” shall mean with respect to any current or former Executive Officer in connection with any Accounting Restatement, the amount of NYSE Clawback Eligible Incentive Compensation Received by such current or former Executive Officer that exceeds the amount of NYSE Clawback Eligible Incentive Compensation that otherwise would have been Received by such current or former Executive Officer had such NYSE Clawback Eligible Incentive Compensation been determined based on the restated amounts as reflected in such Accounting Restatements, computed without regard to any taxes paid.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Executive Officer” shall mean any officer of the Company as defined in Rule 10D-1(d) (or any successor provision thereof) under the Exchange Act.

(o) “Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any other measures that are derived wholly or in part from such measures. For purposes of this Policy, stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

(p) “Incentive-Based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(q) “NYSE” shall mean the New York Stock Exchange.

(r) “NYSE Clawback Eligible Incentive Compensation” shall mean all Incentive-Based Compensation Received by any current or former Executive Officer on or after the Effective Date, provided that:

(i)
such Incentive-Based Compensation is Received after such individual began serving as an Executive Officer;

(ii)
such individual served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation;

(iii)
such Incentive-Based Compensation is Received while the Company has a class of securities listed on the NYSE; and

(iv)
such Incentive-Based Compensation is Received during the applicable Clawback Period.

(s) “Received” shall mean when Incentive-Based Compensation is received, and Incentive-Based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if payment or grant of the Incentive-Based Compensation occurs after the end of that period.

(t) “Restatement Date” shall mean the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

(u) “SEC” shall mean the U.S. Securities and Exchange Commission.

Section 3. Clawback Provisions.

3.1. Recoupment of Erroneously Awarded Compensation from Executive Officers. In the event that the Company is required to prepare an Accounting Restatement, (i) the Committee shall determine the amount of any Erroneously Awarded Compensation for each applicable current or former Executive Officer (whether or not such individual is serving as an Executive Officer at such time) (the “Applicable Executives”) in connection with such Accounting Restatement, and (ii) the Company will reasonably promptly require the recoupment of the amount of such Erroneously Awarded Compensation from any such Applicable Executive, and any such Applicable Executive shall surrender such Erroneously Awarded Compensation to the Company, at such time(s), and via such method(s), as determined by the Committee in accordance with the terms of this Policy.

3.2 Impracticability Exceptions. Notwithstanding anything herein to the contrary, the Company shall not be required to recover Erroneously Awarded Compensation from any Applicable Executive pursuant to the terms of this Policy if (1) the Committee determines that such recovery would be impracticable, and (2) any of the following conditions is met:

(a) the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered, provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement pursuant to this clause (a), the Company has (x) made a reasonable attempt to recover such Erroneously Awarded Compensation, (y) documented such reasonable attempt(s) to recover, and (z) provided such documentation to the NYSE;

(b) recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, has provided copy of the opinion is provided to the NYSE; or

(c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

3.3 Acknowledgment. Each Executive Officer shall be required to sign and return to the Company the form of acknowledgment to this Policy in the form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy.

Section 4. General Terms.

4.1. Administration. This Policy shall be administered by the Committee. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy, and any such determinations made by the Committee shall be in the Committee’s sole discretion, and shall be final and binding on all affected individuals. Except as otherwise required by applicable legal requirements or the rules and regulations of the NYSE, any determinations of the Committee hereunder need not be uniform with respect to one or more current or former Executive Officers.

4.2 Stock Price/TSR. Notwithstanding anything contained herein to the contrary, for Incentive-Based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, (i) such amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and (ii) the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

4.3 Method of Recovery. The Committee shall determine, in its sole discretion, the method(s) for recouping any Erroneously Awarded Compensation from any Applicable Executive subject to such recoupment, which may include:

(i) requiring one or more cash payments to the Company Group from such Applicable Executive, including, but not limited to, the repayment of cash Incentive-Based Compensation previously paid by the Company Group to such Applicable Executive;

(ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards previously made by the Company to such Applicable Executive and/or otherwise requiring the delivery to the Company of shares of Common Stock held by such Applicable Executive;

(iii) reducing or eliminating, or offsetting against, future cash compensation (including cash incentive payments) and/or future equity awards otherwise to be made by the Company Group to such Applicable Executive;

(iv) offsetting amounts against compensation or other amounts otherwise payable by the Company Group to such Applicable Executive;

(v) cancelling, adjusting or offsetting against some or all outstanding vested or unvested equity awards of the Company held by such Applicable Executive; and/or

(vi) taking any other remedial and recovery actions with respect to such Applicable Executive permitted by applicable legal requirements and the rules and regulations of the NYSE, as determined by the Committee.

4.4. Supersedure. This Policy will supersede any provisions in (x) any agreement, plan or other arrangement applicable to any current or former Executive Officer, and (y) any organizational documents of any entity that is part of the Company Group, in any such case that (a) exempt any Incentive-Based Compensation from the application of this Policy, (b) prohibit or restrict the Company Group’s right to recover any Erroneously Awarded Compensation from any current or former Executive Officer, including, without limitation, in connection with exercising any right of setoff of the Company Group as provided in Section 4.3 above, and/or (c) require or provide for indemnification to the extent that such indemnification is prohibited under Section 4.7 below.

4.5. Amendment; Termination; Interpretation. The Committee may amend or terminate this Policy at any time, subject to compliance with all applicable legal requirements, and the rules and requirements of the NYSE. It is intended that this Policy be interpreted in a manner that is consistent with the SEC/NYSE Clawback Rules. This Policy amends and restates in its entirety, and supersedes, the clawback policy of the Company adopted on May 1, 2014, as in effect prior to the adoption of this Policy (the “Prior Policy”), which will be of no further force and effect except as set forth in the following proviso; provided, however, that, to the extent that the Company has a right of recoupment against any Covered Executive (as defined under the Prior Policy) where there is not a right of recoupment under this Policy (without giving effect to Section 3.2 of this Policy) and relates to compensation associated with a performance period of the Company ending prior to the Effective Date (or, if such compensation is not associated with a performance period, relates to compensation received prior to the Effective Date), the Company may recover under the Prior Policy in accordance with the terms thereof as in effect immediately prior to the adoption of this Policy.

4.6. Other Recoupment Rights; No Additional Payments.

(a) Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company Group pursuant to (i) the terms of any recoupment provisions in any cash incentive or equity compensation plan or award agreement, or any other agreement or plan, (ii) any other legal requirements, including, but not limited to, Section 304 of Sarbanes-Oxley Act of 2002 (subject to Section 4.6(b) below), and (iii) any other legal rights or remedies available to the Company.

(b) Notwithstanding anything herein to the contrary, to the extent that any Erroneously Awarded Compensation includes any amounts that have been actually reimbursed to the Company Group from any Applicable Executive pursuant to Section 304 of the Sarbanes-Oxley Act (any such amounts that have been reimbursed to the Company Group, the “Applicable SOX Recoupment Amount”), in order to prevent duplicative recovery, the amount of any Erroneously Awarded Compensation to be recovered from any such Applicable Executive shall be reduced by the Applicable SOX Recoupment Amount.

4.7 No Indemnification, Etc. No entity that is part of the Company Group shall (x) indemnify any current or former Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims by any such current or former Executive Officer relating to the Company Group’s enforcement of its rights under this Policy (and any current or former Executive Officer waives any right to such indemnification pursuant to this clause (x)) or (y) pay or reimburse any current or former Executive Officer for insurance premiums to recover losses incurred under this Policy.

4.8. Successors. This Policy shall be binding and enforceable against all current or former Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

Originally adopted by the Board of Directors of Genesco Inc. on May 1, 2014. Amended and restated policy recommended by the Compensation Committee of the Board of Directors on October 25, 2023, and approved by the Board of Directors on October 26, 2023.

Exhibit A

Form of Acknowledgment

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Genesco Inc. Amended and Restated Compensation Recoupment Policy (as amended from time to time, the “Policy”). Capitalized terms used but not otherwise defined in this acknowledgment shall have the meanings ascribed to such terms in the Policy.

By signing this acknowledgment, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company Group. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning the amount of any Erroneously Awarded Compensation to the Company Group to the extent required by the Policy.

______________________________

Signature

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Print Name

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Date

A-1